Press Release
Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Reports Second Quarter 2017 Financial Results; Reaffirms 2017 Guidance and Long-Term Expectations

Highlights

•	Diluted EPS of $0.08, a $0.24 increase compared to the second quarter of 2016

•	Adjusted EPS of $0.25, an $0.08 increase compared to the second quarter of 2016

•	Consolidated Net Cash Provided by Operating Activities of $251 million, a $472 million decrease compared to the second quarter of 2016

•	Consolidated Free Cash Flow of $106 million, a $448 million decrease compared to the second quarter of 2016, primarily due to the collection of receivables in Bulgaria and Brazil in 2016

•	Completed expansion of DPP power plant in the Dominican Republic, adding 122 MW of capacity

•	At the Alto Maipo project under construction in Chile, the Company is in discussions with non-recourse lenders and construction contractors to evaluate the path forward

•	Reaffirming 2017 guidance and average annual growth of 8% to 10% in Consolidated Free Cash Flow and Adjusted EPS through 2020

ARLINGTON, Va., August 8, 2017 – The AES Corporation (NYSE: AES) today reported financial results for the three months ended June 30, 2017. Compared with last year, the Company benefited from higher margins, primarily driven by higher availability at certain generation businesses, and lower Parent interest expense.

Second quarter 2017 Diluted Earnings Per Share from Continuing Operations (Diluted EPS) was $0.08, an increase of $0.24 compared to the second quarter of 2016, reflecting lower impairment expense of $0.16, higher margins and lower Parent interest expense. The lower impairment expense was driven primarily by the $235 million impairment of DPL generation assets recorded in 2016. Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) for the second quarter of 2017 increased $0.08 to $0.25, primarily due to higher margins and lower Parent interest expense.

Consolidated Net Cash Provided by Operating Activities for the second quarter of 2017 was $251 million, a decrease of $472 million compared to the second quarter of 2016. The decrease was primarily driven by the receipt of overdue receivables at Maritza in Bulgaria in 2016, and the impact from the recovery of high purchased power costs at Eletropaulo in Brazil in 2016. Second quarter 2017 Consolidated Free Cash Flow (a non-GAAP financial measure) decreased $448 million to $106 million compared to the second quarter of 2016, primarily due to the same drivers as Consolidated Net Cash Provided by Operating Activities.

"In the last few months, we completed the acquisition of sPower, the largest independent solar developer and operator in U.S., brought on-line an additional 122 MW in the Dominican Republic by closing the cycle at DPP and closed on $2 billion in non-recourse financing for the 1.4 GW Southland CCGT and energy storage project in California," said Andrés Gluski, AES President and Chief Executive Officer. "These are concrete steps towards achieving our growth objectives, based on long-term, U.S. Dollar-denominated contracts, with decreased carbon intensity. Overall, we are making good progress on our 5 GW of projects under construction, with the exception of our 531 MW Alto Maipo hydroelectric project in Chile, where we are disappointed with the project's current status and continued cost overruns."

"Our second quarter results reflect our efforts to improve the efficiency of our portfolio through higher availability and our capital allocation decisions that resulted in lower Parent interest," said Tom O'Flynn, AES Executive Vice President and Chief Financial Officer. "Based on our performance year-to-date, we are reaffirming our 2017 guidance and expectations through 2020."

Table 1: Key Financial Results

	Second Quarter		Year-to-Date June 30,		Full Year 2017 Guidance
$ in Millions, Except Per Share Amounts	2017	2016	2017	2016
Diluted EPS from Continuing Operations	$0.08	$(0.16)	$0.04	$0.05	N/A
Adjusted EPS [1]	$0.25	$0.17	$0.42	$0.32	$1.00-$1.10
Consolidated Net Cash Provided by Operating Activities	$251	$723	$954	$1,363	$2,000-$2,800
Consolidated Free Cash Flow [1]	$106	$554	$652	$1,044	$1,400-$2,000

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

Guidance and Expectations
The Company is reaffirming its 2017 guidance and expectations through 2020.

Table 2: Guidance and Expectations

$ in Millions, Except Per Share Amounts	2016 Guidance & Expectations	2017 Guidance	2020 Expectations
Adjusted EPS [1,2]	$0.95-$1.05	$1.00-$1.10	8%-10% growth off mid-point of 2016 guidance
Consolidated Net Cash Provided by Operating Activities	$2,000-$2,900	$2,000-$2,800	N/A
Consolidated Free Cash Flow [1]	$1,300-$2,200	$1,400-$2,000	8%-10% growth off mid-point of 2016 expectation

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

[2]
The Company is not able to provide a corresponding GAAP equivalent for its Adjusted EPS guidance. In providing its full year 2017 Adjusted EPS guidance, the Company notes that there could be differences between expected reported earnings and estimated operating earnings, including the items listed below. Therefore, management is not able to estimate the aggregate impact, if any, of these items on reported earnings. As of June 30, 2017, the impact of these items was as follows: (a) unrealized gains or losses related to derivative transactions represent a loss of $1 million, (b) unrealized foreign currency gains or losses represent a gain of $17 million, (c) gains or losses and associated benefits and costs due to dispositions and acquisitions of business interests, including early plant closures, and the tax impact from the repatriation of sales proceeds represent a loss of $87 million, (d) losses due to impairments of $181 million and (e) gains, losses and costs due to the early retirement of debt represent a gain of $3 million.

The Company expects 8% to 10% average annual growth in Parent Free Cash Flow (a non-GAAP financial metric) through 2020 off the mid-point of its 2016 expectation of $525 to $625 million. Subject to Board approval, and in line with this reaffirmed expectation, the Company continues to expect its shareholder dividend to grow 8% to 10% annually on average, as well.

The Company's 2017 guidance is based on foreign currency and commodity forward curves as of June 30, 2017. The Company's expectations through 2020 are based on foreign currency and commodity forward curves as of December 31, 2016.

Additional Highlights

•	In June 2017, the Company closed $2.0 billion in non-recourse financing for its 1,384 MW Southland re-powering projects in California.

◦	The Southland re-powering projects include 1,284 MW of combined cycle gas capacity and 100 MW of battery-based energy storage under 20-year contracts with Southern California Edison.

◦	This is the largest ever non-recourse financing for a battery-based energy storage project.

◦
The projects are under construction and the 1,284 MW of gas-fired capacity is expected to come on-line in the first half of 2020. The 100 MW of battery-based energy storage is expected to come on-line in the first half of 2021.

◦
This more efficient capacity will replace AES' 3,941 MW of existing gas-fired capacity at Southland, providing clean and reliable energy to more than 1 million homes in Southern California and contributing to AES' long-term growth.

•	In July 2017, the Company and Siemens announced the formation of Fluence, a joint venture to sell the companies' energy storage platforms in more than 160 countries.

◦	The transaction is expected to close in the fourth quarter of 2017, subject to customary regulatory approvals.

•
In July 2017, the Company and Alberta Investment Management Corporation (AIMCo) closed the acquisition of FTP Power LLC (sPower) for $853 million in cash, plus the assumption of $724 million in non-recourse debt. AES and AIMCo independently own slightly below 50% equity interests in sPower.

•
In July 2017, the Company announced that its Alto Maipo project under construction in Chile continued to face construction difficulties, including greater than expected costs and slower than anticipated productivity by construction contractors towards agreed-upon milestones. The Company is in discussions with non-recourse lenders and construction contractors to evaluate the path forward. On May 8, 2017, when the Company provided its 2017 guidance and expectations through 2020, the Company had already substantially reduced its expectations from Alto Maipo. Accordingly, the Company does not expect any material impact on its 2017 guidance and expectations through 2020 as a result of the continued difficulties at Alto Maipo. The Company's ownership interest in Alto Maipo is 62%.

•	In August, the Company completed closing the cycle at its DPP power plant in the Dominican Republic, adding 122 MW of capacity.

•	The Company currently has 4,759 MW of capacity under construction and expected to come on-line through 2021.

Non-GAAP Financial Measures
See Non-GAAP Financial Measures for definitions of Consolidated Free Cash Flow, Adjusted Earnings Per Share and Adjusted Pre-Tax Contributions, as well as reconciliations to the most comparable GAAP financial measures.

Attachments
Condensed Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information 2016 Financial Guidance Elements and 2017 Financial Guidance Elements.

Conference Call Information
AES will host a conference call on Tuesday, August 8, 2017 at 9:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-888-317-6003 at least ten minutes before the start of the call. International callers should dial +1-412-317-6061. The Conference ID for this call is 3418177. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Presentations and Webcasts.”

A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 19,000 people is committed to operational excellence and meeting the world’s changing power needs.  Our 2016 revenues were $14 billion and we own and manage $36 billion in total assets.  To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2016 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2016 Annual Report on Form 10-K dated on or about February 27, 2017 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

#

THE AES CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions, except per share amounts)
Revenue:
Regulated	$1,637	$1,565	$3,364	$3,141
Non-Regulated	1,833	1,664	3,598	3,359
Total revenue	3,470	3,229	6,962	6,500
Cost of Sales:
Regulated	(1,488)	(1,431)	(3,066)	(2,898)
Non-Regulated	(1,312)	(1,224)	(2,633)	(2,519)
Total cost of sales	(2,800)	(2,655)	(5,699)	(5,417)
Operating margin	670	574	1,263	1,083
General and administrative expenses	(49)	(47)	(103)	(95)
Interest expense	(333)	(390)	(681)	(732)
Interest income	93	138	190	255
Gain (loss) on extinguishment of debt	(12)	—	5	4
Other expense	(18)	(21)	(48)	(29)
Other income	15	12	87	25
Gain (loss) on disposal and sale of businesses	(48)	(17)	(48)	30
Asset impairment expense	(90)	(235)	(258)	(394)
Foreign currency transaction gains (losses)	12	(36)	(8)	4
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	240	(22)	399	151
Income tax benefit (expense)	(92)	7	(160)	(90)
Net equity in earnings of affiliates	2	7	9	14
INCOME (LOSS) FROM CONTINUING OPERATIONS	150	(8)	248	75
Income (loss) from operations of discontinued businesses, net of income tax (expense) benefit of $0, $(1), $0 and $3, respectively	—	3	—	(6)
Net loss from disposal and impairments of discontinued businesses, net of income tax benefit of $0, $401, $0 and $401, respectively	—	(382)	—	(382)
NET INCOME (LOSS)	150	(387)	248	(313)
Less: Net income attributable to noncontrolling interests and redeemable stock of subsidiaries	(97)	(95)	(219)	(43)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$53	$(482)	$29	$(356)
AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$53	$(103)	$29	$32
Loss from discontinued operations, net of tax	—	(379)	—	(388)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$53	$(482)	$29	$(356)
BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.08	$(0.16)	$0.04	$0.05
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	(0.57)	—	(0.59)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.08	$(0.73)	$0.04	$(0.54)
DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.08	$(0.16)	$0.04	$0.05
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	(0.57)	—	(0.59)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.08	$(0.73)	$0.04	$(0.54)
DILUTED SHARES OUTSTANDING	662	659	662	662
DIVIDENDS DECLARED PER COMMON SHARE	$—	$—	$0.12	$0.11

THE AES CORPORATION
Strategic Business Unit (SBU) Information
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2016	2017	2016
REVENUE
US	$785	$811	$1,593	$1,666
Andes	672	575	1,290	1,197
Brazil	982	895	2,021	1,734
MCAC	635	530	1,221	1,049
Europe	209	222	446	468
Asia	186	201	378	395
Corporate, Other and Inter-SBU eliminations	1	(5)	13	(9)
Total Revenue	$3,470	$3,229	$6,962	$6,500

THE AES CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2017	December 31, 2016
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,213	$1,305
Restricted cash	313	278
Short-term investments	740	798
Accounts receivable, net of allowance for doubtful accounts of $112 and $111, respectively	2,173	2,166
Inventory	633	630
Prepaid expenses	83	83
Other current assets	1,061	1,151
Current assets of held-for-sale businesses	102	—
Total current assets	6,318	6,411
NONCURRENT ASSETS
Property, Plant and Equipment:
Land	776	779
Electric generation, distribution assets and other	28,697	28,539
Accumulated depreciation	(9,841)	(9,528)
Construction in progress	3,560	3,057
Property, plant and equipment, net	23,192	22,847
Other Assets:
Investments in and advances to affiliates	683	621
Debt service reserves and other deposits	578	593
Goodwill	1,157	1,157
Other intangible assets, net of accumulated amortization of $543 and $519, respectively	397	359
Deferred income taxes	757	781
Service concession assets, net of accumulated amortization of $159 and $114, respectively	1,404	1,445
Other noncurrent assets	1,983	1,905
Total other assets	6,959	6,861
TOTAL ASSETS	$36,469	$36,119
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,684	$1,656
Accrued interest	225	247
Accrued and other liabilities	1,893	2,066
Non-recourse debt, includes $454 and $273, respectively, related to variable interest entities	2,572	1,303
Current liabilities of held-for-sale businesses	37	—
Total current liabilities	6,411	5,272
NONCURRENT LIABILITIES
Recourse debt	4,380	4,671
Non-recourse debt, includes $1,292 and $1,502, respectively, related to variable interest entities	13,815	14,489
Deferred income taxes	746	804
Pension and other postretirement liabilities	1,347	1,396
Other noncurrent liabilities	2,905	3,005
Total noncurrent liabilities	23,193	24,365
Commitments and Contingencies (see Note 8)
Redeemable stock of subsidiaries	791	782
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 816,126,361 issued and 660,191,726 outstanding at June 30, 2017 and 816,061,123 issued and 659,182,232 outstanding at December 31, 2016)	8	8
Additional paid-in capital	8,732	8,592
Accumulated deficit	(1,086)	(1,146)
Accumulated other comprehensive loss	(2,741)	(2,756)
Treasury stock, at cost (155,934,635 and 156,878,891 shares at June 30, 2017 and December 31, 2016, respectively)	(1,892)	(1,904)
Total AES Corporation stockholders’ equity	3,021	2,794
NONCONTROLLING INTERESTS	3,053	2,906
Total equity	6,074	5,700
TOTAL LIABILITIES AND EQUITY	$36,469	$36,119

THE AES CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions)		(in millions)
OPERATING ACTIVITIES:
Net income (loss)	$150	$(387)	$248	$(313)
Adjustments to net income:
Depreciation and amortization	290	296	581	586
Loss (gain) on sales and disposals of businesses	48	17	48	(30)
Impairment expenses	90	235	258	396
Deferred income taxes	(12)	(474)	(18)	(443)
Provisions for contingencies	11	22	23	21
Gain on extinguishment of debt	12	—	(5)	(4)
Loss on sales of assets	7	14	19	14
Impairments of discontinued operations	—	783	—	783
Other	51	82	94	79
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(170)	329	(120)	366
(Increase) decrease in inventory	(27)	36	(43)	12
(Increase) decrease in prepaid expenses and other current assets	36	199	156	473
(Increase) decrease in other assets	(112)	(151)	(155)	(172)
Increase (decrease) in accounts payable and other current liabilities	(60)	(485)	(134)	(557)
Increase (decrease) in income tax payables, net and other tax payables	(99)	(107)	(61)	(255)
Increase (decrease) in other liabilities	36	314	63	407
Net cash provided by operating activities	251	723	954	1,363
INVESTING ACTIVITIES:
Capital Expenditures	(649)	(615)	(1,123)	(1,255)
Acquisitions, net of cash acquired	(2)	(5)	(2)	(11)
Proceeds from the sale of businesses, net of cash sold, and equity method investments	29	41	33	156
Sale of short-term investments	1,023	1,159	1,930	2,762
Purchase of short-term investments	(1,160)	(1,098)	(1,876)	(2,806)
Increase in restricted cash, debt service reserves and other assets	10	(238)	(12)	(142)
Other investing	(19)	(22)	(58)	(30)
Net cash used in investing activities	(768)	(778)	(1,108)	(1,326)
FINANCING ACTIVITIES:
Borrowings under the revolving credit facilities	313	416	538	664
Repayments under the revolving credit facilities	(440)	(565)	(524)	(681)
Issuance of recourse debt	525	500	525	500
Repayments of recourse debt	(519)	(495)	(860)	(611)
Issuance of non-recourse debt	1,263	1,373	1,832	1,534
Repayments of non-recourse debt	(687)	(806)	(982)	(1,054)
Payments for financing fees	(62)	(44)	(80)	(55)
Distributions to noncontrolling interests	(151)	(158)	(184)	(236)
Contributions from noncontrolling interests and redeemable security holders	15	66	44	94
Proceeds from the sale of redeemable stock of subsidiaries	—	—	—	134
Dividends paid on AES common stock	(79)	(72)	(158)	(145)
Payments for financed capital expenditures	(35)	(77)	(61)	(87)
Purchase of treasury stock	—	—	—	(79)
Other financing	—	(1)	(26)	(21)
Net cash provided by (used in) financing activities	143	137	64	(43)
Effect of exchange rate changes on cash	—	2	6	8
(Increase) decrease in cash of discontinued operations and held-for-sale businesses	(1)	2	(8)	6
Total increase (decrease) in cash and cash equivalents	(375)	86	(92)	8
Cash and cash equivalents, beginning	1,588	1,179	1,305	1,257
Cash and cash equivalents, ending	$1,213	$1,265	$1,213	$1,265
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized	$417	$387	$612	$615
Cash payments for income taxes, net of refunds	$144	$165	$218	$347
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired through capital lease and other liabilities	$—	$2	$—	$5
Reclassification of Alto Maipo loans and accounts payable into equity	$—	$—	$279	$—

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES

(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

Adjusted PTC is defined as pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses and associated benefits and costs due to dispositions and acquisitions of business interests, including early plant closures, and the tax impact from the repatriation of sales proceeds, (d) losses due to impairments, and (e) gains, losses and costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis adjusted for the same gains or losses excluded from consolidated entities.
Adjusted EPS is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses and associated benefits and costs due to dispositions and acquisitions of business interests, including early plant closures, and the tax impact from the repatriation of sales proceeds, (d) losses due to impairments, and (e) gains, losses and costs due to the early retirement of debt.
The GAAP measure most comparable to adjusted PTC is income from continuing operations attributable to AES. The GAAP measure most comparable to adjusted EPS is diluted earnings per share from continuing operations. We believe that adjusted PTC and adjusted EPS better reflect the underlying business performance of the Company and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. In addition, for adjusted PTC, earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC and adjusted EPS should not be construed as alternatives to income from continuing operations attributable to AES and diluted earnings per share from continuing operations, which are determined in accordance with GAAP.
For the year beginning January 1, 2017, the Company changed the definition of adjusted PTC and adjusted EPS to exclude associated benefits and costs due to acquisitions, dispositions, and early plant closures; including the tax impact of decisions made at the time of sale to repatriate sales proceeds. We believe excluding these benefits and costs better reflect the business performance by removing the variability caused by strategic decisions to dispose or acquire business interests or close plants early. The Company has also reflected these changes in the comparative period.

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016			Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Net of NCI(12)	Per Share (Diluted) Net of NCI(12)		Net of NCI(12)	Per Share(Diluted) Net of NCI(12)		Net of NCI(12)	Per Share (Diluted) Net of NCI(12)		Net of NCI(12)	Per Share (Diluted) Net of NCI(12)
	(in millions, except per share amounts)
Income (Loss) from Continuing Operations, Net of Tax, Attributable to AES and Diluted EPS	$53	$0.08		$(103)	$(0.16)		$29	$0.04		$32	$0.05
Add: Income Tax Expense (Benefit) from Continuing Operations Attributable to AES	53			(42)			73			19
Pre-Tax Contribution	$106			$(145)			$102			$51
Adjustments
Unrealized Derivative Losses (Gains)	$2	$—		$30	$0.04		$1	$—		$(4)	$—
Unrealized Foreign Currency Transaction Losses (Gains)	(24)	(0.03)		17	0.02		(33)	(0.04)		9	—
Disposition/Acquisition Losses (Gains)	54	0.08	(1)	17	0.03	(2)	106	0.16	(3)	(2)	—
Impairment Expense	94	0.14	(4)	235	0.36	(5)	262	0.40	(6)	285	0.43	(7)
Losses (Gains) on Extinguishment of Debt	11	0.02	(8)	6	0.01		(5)	(0.01)	(9)	6	0.01
Less: Net Income Tax (Benefit)		(0.04)	(10)		(0.13)	(10)		(0.13)	(11)		(0.17)	(11)
Adjusted PTC and Adjusted EPS	$243	$0.25		$160	$0.17		$433	$0.42		$345	$0.32
_____________________________

(1)	Amount primarily relates to loss on sale of Kazakhstan CHPs of $48 million, or $0.07 per share.

(2)	Amount primarily relates to the loss from the deconsolidation of UK Wind of $20 million, or $0.03 per share.

(3)
Amount primarily relates to loss on sale of Kazakhstan CHPs of $48 million, or $0.07 per share, realized derivative losses associated with the sale of Sul of $38 million, or $0.06 per share; costs associated with early plant closure of DPL of $20 million, or $0.03 per share.

(4)	Amount primarily relates to asset impairments at Kazakhstan hydroelectric plants of $90 million, or $0.14 per share.

(5)	Amount primarily relates to the asset impairment at DPL of $235 million, or $0.36 per share.

(6)
Amount primarily relates to asset impairment at Kazakhstan hydroelectric plants of $90 million, or $0.14 per share, at Kazakhstan CHPs of $94 million, or $0.14 per share, and DPL of $66 million, or $0.10 per share.

(7)	Amount primarily relates to asset impairment at DPL of $235 million, or $0.36 per share; and Buffalo Gap II of $159 million ($49 million, or $0.07 per share, net of NCI).

(8)	Amount primarily relates to the loss on early retirement of debt at the Parent Company of $6 million, or $0.01 per share.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES

(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

(9)
Amount primarily relates to the gain on early retirement of debt at Alicura of $65 million, or $0.10 per share, partially offset by the loss on early retirement of debt at the Parent Company of $53 million, or $0.08 per share.

(10)
Amount primarily relates to the income tax benefit associated with asset impairment losses of $30 million, or $0.05 per share and $70 million, or $0.11 per share in the three months ended June 30, 2017 and 2016, respectively.

(11)
Amount primarily relates to the income tax benefit associated with asset impairment losses of $81 million, or $0.12 per share and $122 million, or $0.18 per share in the six months ended June 30, 2017 and 2016, respectively.

(12)	NCI is defined as Noncontrolling Interests

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company.
The Company's non-GAAP metrics are Consolidated Free Cash Flow, Adjusted Pretax contribution (“Adjusted PTC”) and Adjusted Earnings Per Share (“Adjusted EPS”) used by management and external users of our consolidated financial statements such as investors, industry analysts and lenders.
Consolidated Free Cash Flow (“Free Cash Flow”) is defined as cash flows from operating activities (adjusted for service concession asset capital expenditures), less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. The company also excludes environmental capital expenditures that are expected to be recovered through regulatory, contractual or other mechanisms.
The GAAP measure most comparable to Free Cash Flow is net cash provided by operating activities. We believe that Free Cash Flow is a useful measure for evaluating our financial condition because it represents the amount of cash generated by the business after the funding of maintenance capital expenditures that may be available for investing in growth opportunities or for repaying debt.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in millions)
Reconciliation of Total Capital Expenditures for Free Cash Flow Calculation Below:

Maintenance Capital Expenditures	$142	$158	$294	$320
Environmental Capital Expenditures	15	68	39	155
Growth Capital Expenditures	527	466	851	867
Total Capital Expenditures	$684	$692	$1,184	$1,342

Reconciliation of Free Cash Flow
Consolidated Operating Cash Flow	$251	$723	$954	$1,363
Add: Capital Expenditures Related to Service Concession Assets (1)	1	2	2	26
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(142)	(158)	(294)	(320)
Less: Non-Recoverable Environmental Capital Expenditures (2)	(4)	(13)	(10)	(25)
Free Cash Flow	$106	$554	$652	$1,044

(1)	Service concession asset expenditures are included in net cash provided by operating activities, but are excluded from the free cash flow non-GAAP metric.

(2)
Excludes IPALCO’s recoverable environmental capital expenditures of $11 million and $55 million for the three months ended June 30, 2017 and June 30, 2016, respectively, as well as, $29 million and $130 million for the six months ended June 30, 2017 and 2016 respectively.

The AES Corporation
Parent Financial Information
Parent only data: last four quarters
(in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,274	$1,236	$1,112	$1,242
Returns of capital distributions to Parent & QHCs	82	30	46	34
Total subsidiary distributions & returns of capital to Parent	$1,356	$1,266	$1,158	$1,276
Parent only data: quarterly
(in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$375	$209	$426	$265
Returns of capital distributions to Parent & QHCs	66	0	12	4
Total subsidiary distributions & returns of capital to Parent	$441	$209	$438	$269
Parent Company Liquidity (2)
(in millions)	Balance at
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs (3)	$127	$52	$100	$42
Availability under credit facilities	1,093	667	794	519
Ending liquidity	$1,220	$719	$894	$561

(1)
Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)
Parent Company Liquidity is defined as cash at the Parent Company plus available borrowings under existing credit facility plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’ indebtedness.

(3)
The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION
2016 FINANCIAL GUIDANCE ELEMENTS1

2016 Financial Guidance
As of 11/4/16
Income Statement Guidance
Adjusted Earnings Per Share [2]	$0.95-$1.05
Cash Flow Guidance
Consolidated Net Cash Provided by Operating Activities	$2,000-$2,900 million
Reconciliation of Free Cash Flow Guidance
Consolidated Net Cash Provided by Operating Activities	$2,000-$2,900 million
Less: Maintenance Capital Expenditures	$600-$800 million
Free Cash Flow [3]	$1,300-$2,200 million

[1]	2016 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2016.

[2]
Adjusted Earnings Per Share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

[3]
Free Cash Flow is reconciled above. Free Cash Flow (a non-GAAP financial measure) is defined as net cash from operating activities (adjusted for service concession asset capital expenditures) less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash generated by the business after the funding of maintenance capital expenditures that may be available for investing in growth opportunities or for repaying debt. Free cash flow should not be construed as an alternative to net cash from operating activities, which is determined in accordance with GAAP.

THE AES CORPORATION
2017 FINANCIAL GUIDANCE ELEMENTS1

2017 Financial Guidance
As of 8/8/17
Income Statement Guidance
Adjusted Earnings Per Share [2]	$1.00-$1.10
Cash Flow Guidance
Consolidated Net Cash Provided by Operating Activities	$2,000-$2,800 million
Consolidated Free Cash Flow [3]	$1,400-$2,000 million
Reconciliation of Free Cash Flow Guidance
Consolidated Net Cash from Operating Activities	$2,000-$2,800 million
Less: Maintenance Capital Expenditures	$600-$800 million
Consolidated Free Cash Flow [3]	$1,400-$2,000 million

[1]	2017 Guidance is based on expectations for future foreign exchange rates and commodity prices as of June 30, 2017.

[2]
Adjusted Earnings Per Share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses and associated benefits and costs due to dispositions and acquisitions of business interests, including early plant closures, and the tax impact from the repatriation of sales proceeds, (d) losses due to impairments, and (e) gains, losses and costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

[3]
Free Cash Flow is reconciled above. Free Cash Flow (a non-GAAP financial measure) is defined as net cash from operating activities (adjusted for service concession asset capital expenditures) less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash generated by the business after the funding of maintenance capital expenditures that may be available for investing in growth opportunities or for repaying debt. Free cash flow should not be construed as an alternative to net cash from operating activities, which is determined in accordance with GAAP.